Exhibit 99.1

China XD Plastics Announces Fourth Quarter and Full Year 2011 Financial Results
-Reports Record Fourth Quarter and Full Year Revenues and Net Income-
-Launches Third Production Base with 90,000 MT Installed Annual Production Capacity-
-Announces Guidance for Fiscal Year 2012-

HARBIN, CHINA, March 26, 2012 – China XD Plastics Company Limited (NASDAQ: CXDC, "China XD Plastics" or the "Company"), one of China’s leading specialty chemical players engaged in the development, manufacture and sale of modified plastics primarily for automotive applications, today announced its financial results for the fourth quarter and the full year ended December 31, 2011.

Full Year 2011 Financial Highlights
•	Revenue was $381.6 million, an increase of 52.8% from $249.8 million in 2010
•	Gross profit was $95.8 million, an increase of 55.7% from $61.5 million in 2010
•	Gross profit margin was 25.1%, compared to 24.6% in 2010
•	Net income was $60.5 million, compared to $28.8 million in 2010
•	Total volume shipped was 151,271 metric tons, up 33.0% from 113,721 metric tons in 2010

Fourth Quarter Fiscal 2011 Highlights
•	Revenue was $113.9 million, an increase of 57.3% from $72.4 million in the fourth quarter of fiscal 2010
•	Gross profit was $29.3 million, an increase of 57.7% from $18.6 million in the fourth quarter of fiscal 2010
•	Gross profit margin was 25.7%, compared to 25.6% in the fourth quarter of fiscal 2010
•	Net income was $18.5 million, compared to $6.4 million in the fourth quarter of fiscal 2010
•	Total volume shipped was 40,988 metric tons, up 37.1% from 29,907 metric tons in the fourth quarter of fiscal 2010

Mr. Jie Han, Chairman and Chief Executive Officer of China XD Plastics, commented “I am pleased to report another year of record revenues and profit growth. As evidenced by the higher volumes shipped, we continue to experience strong demands for our products across our portfolio. The increase of higher average selling prices, partially resulting from our continued shift in sales mix to higher value-added products, drove gross margin expansion for the year. As market demand grew for these higher margin products and as part of our long-term growth strategy, we continued to increase our investment in research and development. We believe this strategy is the key to further strengthening our leading market position and will help us deliver long-term value for our stockholders. In addition, we successfully launched our third production base in December 2011 with additional 90,000 metric tons of annual production capacity across 20 new production lines stationed in two factories in the production base. The additional capacity already contributed to the Company's production during the first quarter of 2012. In addition, there are three additional factories which are currently in construction in our third production base and are expected to be completed and deployed with 30 additional production lines in the second half of 2012 to further expand our capacity potential by approximately 135,000 metric tons to support our future growth in 2013.”

Full Year 2011 Financial Results

Revenues for the fiscal year 2011 were $381.6 million, representing a year-over-year increase of 52.8% from $249.8 million in the fiscal year 2010. The increase in revenues was primarily due to both higher sales volumes and average selling prices, driven by increasing demand for automotive modified plastics from continuing strong sales of mid- and high-end branded automobiles by the Company’s major customers, and a shift in product mix to include a greater percentage of sales of higher margin and higher value-added products. For the fiscal year 2011, sales of higher margin products represented 49.1% of revenues, compared to 40.8% of revenues in the fiscal year 2010.

Gross profit for the fiscal year 2011 was $95.8 million, up 55.7% from $61.5 million in the fiscal year 2010. Gross margin was 25.1%, compared to 24.6% in the same period of the prior year. The year-over-year increase in gross margin was mainly due to a shift in the Company’s product mix to higher margin and higher value-added products.

General and administrative (“G&A”) expenses were $7.1 million, compared to $19.9 million for the same period of the prior year. This decrease is primarily due to the compensation expense of US$ 13.4 million recognized in 2010 related to non-cash stock option arrangement between a former major stockholder and Mr. Han, which was disclosed in our Current Report on Form 8-K on April 14, 2010. The option arrangement was fully settled and recognized by 2010. Research and development (“R&D”) expenses were $11.6 million, or 3.1% of revenues, compared to $7.4 million, or 3.0% of revenues, in the same period of the prior year. The increase in R&D expenses was due to the Company’s ongoing efforts to further expand its product offering and obtain new product certifications from automobile manufacturers (“AM”), ultimately to increase product revenues and gross margin. During 2011, the Company successfully launched 34 new AM certified products, which increased its total number of AM certified products to 211, and currently has 75 new products under the process of research and development or certification.

Operating income for the fiscal year 2011 was $76.8 million, or 20.1% of revenues, an increase of 128.0% over operating income of $33.7 million, or 13.5% of revenues, in the same period of the prior year.

Net income for the fiscal year 2011 was $60.5 million, compared to a net income of $28.8 million for the same period of the prior year.

Basic and diluted earnings per share were $1.17 and $1.16, respectively.

Basic average numbers of shares used in computation of basic earnings per share for the fiscal year ended December 31, 2011 increased 3.5 million to 47.3 million from 43.8 million in the same period of the prior year.

Weighted average numbers of shares used in computation of diluted earnings per share for the fiscal year ended December 31, 2011 increased 3.0 million to 47.3 million from 44.3 million in the same period of the prior year.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) for the fiscal year 2011 was $85.6 million, an increase of 56.3% from EBITDA of $54.7 million in the same period of the prior year. For a detailed reconciliation of EBITDA, a non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Adjusted net income, excluding non-cash charges associated with share-based compensation, deferred income tax benefit and change in fair value of derivative liabilities for the fiscal year 2011 was $58.8 million, or $1.24 per basic and diluted share. For a detailed reconciliation of adjusted net income, a non-GAAP measure, to GAAP net income, please see the financial tables at the end of this release.

Fourth Quarter 2011 Results

Revenues for the fourth quarter of fiscal 2011 were $113.9 million, representing a year-over-year increase of 57.3% from $72.4 million in the fourth quarter of fiscal 2010. The increase in revenues was due to both higher sales volumes and ASP, driven by increasing demand for automotive modified plastics used in the parts of mid- and high-end branded automobiles by the Company’s major customers, and a shift in product mix to include a greater percentage of sales of higher margin and higher value-added products.

Gross profit for the fourth quarter of fiscal 2011 was $29.3 million, up 57.7% from $18.6 million in the fourth quarter of fiscal 2010. Gross margin was 25.7%, compared to 25.6% in the same period of the prior year. The year-over-year increase in gross margin was mainly due to a shift in the Company’s product mix to higher margin and higher value-added products.

G&A expenses were $2.3 million, compared to $1.5 million for the same period of the prior year. R&D expenses were $2.6 million, or 2.2% of revenues, compared to $2.2 million, or 3.1% of revenues, in the same period of the prior year. The increase in R&D expenses was due to the Company’s ongoing efforts to further expand its product offering and obtain new product certifications, ultimately to increase product revenue and margin. During the fourth quarter of 2011, the Company successfully launched nine new AM certified products, which increased its total number of AM certified products to 211, and currently has 75 new products under research and development.

Operating income for the fourth quarter of fiscal 2011 was $24.4 million, or 21.4% of revenues, an increase of 65.9% over operating income of $14.7 million, or 20.3% of revenues, in the same period of the prior year.

Net income for the fourth quarter of fiscal 2011 was $18.5 million, compared to a net income of $6.4 million for the same period of the prior year.

Basic and diluted earnings per share were $0.29, a significant increase when compared to last year’s results, which was at $0.14 and $0.09, respectively.

Basic average numbers of shares used in computation of basic earnings per share for the three months ended December 31, 2011 increased 1.3 million to 47.5 million from 46.2 million in the same period of the prior year.

Weighted average numbers of shares used in computation of diluted earnings per share for the three months ended December 31, 2011 increased 1.0 million to 47.5 million from 46.5 million in the same period of the prior year.

EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) for the fourth quarter of 2011 was $26.6 million, a decrease of 7.1% from EBITDA of $28.7 million in the same period of the prior year. For a detailed reconciliation of EBITDA, a non-GAAP measure, to its nearest GAAP equivalent, please see the financial tables at the end of this release.

Adjusted net income, excluding non-cash charges associated with share-based compensation, deferred income tax benefit and change in fair value of derivative liabilities for the fourth quarter of 2011 was $19.1 million, or $0.40 per basic and diluted share. For a detailed reconciliation of adjusted net income, a non-GAAP measure, to GAAP net income, please see the financial tables at the end of this release.

Financial Condition

As of December 31, 2011, China XD Plastics had $135.5 million in cash and cash equivalents, $186.6 million in working capital and a current ratio of 4.0. Stockholders’ equity as of December 31, 2011 was $173.9 million, compared to $104.3 million as of December 31, 2010.

Recent Events

On December 13, 2011, the Company successfully launched its third production base with 20 new production lines in Harbin as part of the Company's previously announced capacity expansion plan. The new production lines are utilized primarily for the manufacture of higher value-added modified plastics products. The additional capacity started to contribute to the Company's production capacity during the first quarter of 2012. Once fully ramped up during the second quarter of 2012, the lines will increase the Company's total production capacity by 90,000 metric tons to 255,000 metric tons per annum.

On November 4, 2011, the Company was certified as National Enterprise Technology Center. The Company had started the preparation of its Enterprise Technology Center since 2004 in order to efficiently integrate its R&D resources for product development and certification and to build a solid foundation for the Company’s growth strategy. In 2006 and 2007, the Company was certified as Municipal and Provincial Enterprise Technology Center, enabling it to cooperate with external and provincial-level research institutions, to undertake municipal and provincial-level technology and research projects and to attract more qualified R&D talents. As a result of its consistent commitment to R&D and growing R&D staff attracted by its R&D establishment including Post-PhD Research WorkStation and Enterprise Academy Member WorkStation, the Company was certified as the National Enterprise Technology Center, the only institution certified as such in the modified plastics industry in Heilongjiang, a testimony of its leadership position and R&D competitive advantage in the industry. This certification makes us eligible for participation of issuing modified plastics industry standards, undertaking national-level technology and research projects, and preferential government policies, etc. With the above-mentioned development and achievement, the Company has built a robust R&D platform with focus on cutting-edge technology and high-value-added products, which cemented the Company’s leading position in modified plastics industry in China and will assist us to gradually diversify our exposure to more verticals within specialty chemical industry with the backdrop of our automotive modified plastics business.

On September 28, 2011, the Company successfully closed the previously-announced $100 million investment by Morgan Stanley Private Equity Asia ("MSPEA"), one of the leading private equity investors in Asia, in the Company. Under the terms of the transaction, MSPEA purchased 16,000,000 shares of redeemable convertible preferred shares of the Company that are convertible into common stock at an initial conversion price of US$6.25 per share, subject to customary anti-dilution adjustments. Holders of the redeemable convertible preferred shares will participate in common stock dividends on an as-converted basis. The Company also appointed two members of MSPEA, Homer Sun, Chief Investment Officer and Managing Director, and Jun Xu, Managing Director, to serve on the Company's Board of Directors (the "Board").

Business Outlook and Guidance

Given the Company's strong performance during the fiscal year 2011 and positive outlook on customer demand for its products for 2012, the Company now expects revenues for fiscal 2012 to range between $550 million and $580 million, and non-GAAP adjusted net income to range between $82 million and $85million, excluding any non-cash charges related to stock based compensation and change in fair value of existing derivative liabilities. This forecast based on constant exchange rates and reflects the Company’s current and preliminary view, which is subject to change.

Mr. Han concluded, “2011 marked another excellent year of performance for China XD Plastics in which we generated strong operational and financial results and further built on our leadership position in the marketplace. We are pleased with the development of our product mix and product certifications, both key areas we believe give us significant competitive advantages as we continue to expand our customer base and increase sales. Looking ahead, we continue to be enthusiastic about the prospects for our business. Demand for our products remains strong, the implementation of additional capacity and product lines is on schedule, and we are making the necessary investments in R&D to ensure we are well positioned to leverage positive market dynamics both now and in the future. In light of our strong performance in 2011 and positive growth trends for the sector and our business we remain optimistic about business and growth in 2012.”

Conference Call

China XD Plastics’ management will host a conference call at 9:00 a.m. ET on Monday, March 26, 2012, to discuss its fourth quarter and full year 2011 financial results. The conference call may be accessed by calling +1-866-519-4004 (for callers in the U.S.) or +65-6723-9381 (for international callers) and entering pass code 62701970.

A recording of the conference call will be available through April 3, 2012, by calling +1-866-214-5335 (for callers in the U.S.) or +61-282-355-000 (for callers outside the U.S.) and entering pass code 62701970.

A live webcast and replay of the conference call will be available on the investor relations page of the Company’s website at http://www.chinaxd.net.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries (the “Company”), develops, manufactures and sells modified plastics, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 23 automobile brands manufactured in China, including AUDI, BMW, Toyota, Buick, Mazda, VW Golf, Jetta, and Hafei new energy vehicles. The Company's wholly-owned research center is dedicated to the research and development of modified plastics, and benefits from its cooperation with well-known scientists from prestigious universities in China. As of December 31, 2011, 211 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information please visit http://www.chinaxd.net.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks; the ability for the 20 new production lines added in the fiscal year 2011 and an additional 30 production lines expected to be added in the fiscal year 2012 to increase the Company's annual production capacity; the Company's ability to execute its growth strategy; the future trading of the common stock of the Company; the Company’s ability to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics
Mr. Taylor Zhang, CFO (New York)
Phone: +1-212-747-1118
Email: cxdc@chinaxd.net

Mr. Allan Lao, IR Manager (Harbin)
Phone: +86-451-8434-6600
Email: chinaxd@chinaxd.net

-Financial Tables Follow-

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	135,482,386	22,720,766
Restricted cash	11,128,106	-
Accounts receivable, net of allowance for doubtful accounts	45,232,013	29,018,400
Amounts due from a related party	78,912	75,732
Inventories	44,953,958	25,257,083
Prepaid expenses and other current assets	12,857,223	33,044,600
Total current assets	249,732,598	110,116,581
Property, plant and equipment, net	100,933,429	49,038,103
Land use rights, net	4,055,363	244,417
Deposits for purchase of land use rights and plant	5,608,765	-
Other non-current assets	264,662	-
Total assets	360,594,817	159,399,101
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCKS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	31,459,032	21,204,700
Bills payable	22,243,760	-
Accounts payable	398,043	736,667
Amounts due to a related party	-	1,769,145
Income taxes payable	5,814,988	65,817
Accrued expenses and other current liabilities	3,213,181	4,073,259
Total current liabilities	63,129,004	27,849,588
Deferred income tax liabilities	22,102,431	21,525,274
Warrants liability	3,862,927	5,719,130
Embedded derivative liability	610	905
Total liabilities	89,094,972	55,094,897
Redeemable Series C convertible preferred stock	1,829	1,829
Redeemable Series D convertible preferred stock	97,576,465	-
Stockholders’ equity:
Series B preferred stock	100	100
Common stock, US$0.0001 par value, 500,000,000 shares authorized, 47,548,367 shares and 47,528,511 shares issued, 47,527,367 shares and 47,528,511 shares outstanding as of December 31, 2011 and 2010, respectively	4,754	4,752
Treasury stock, at cost: 21,000 shares and nil as of December 31, 2011 and 2010, respectively	(92,694)	-
Additional paid-in capital	71,190,659	69,040,396
Retained earnings	91,340,855	30,822,356
Accumulated other comprehensive income	11,477,877	4,434,771
Total stockholders’ equity	173,921,551	104,302,375
Commitments and contingencies	-	-
Total liabilities, redeemable convertible preferred stocks and stockholders’ equity	360,594,817	159,399,101

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year ended December 31,
	2011	2010
	US$	US$

Revenues	381,624,567	249,822,934
Cost of revenues	(285,801,786)	(188,294,026)
Gross profit	95,822,781	61,528,908

Selling expenses	(254,767)	(470,727)
General and administrative expenses	(7,066,480)	(19,960,153)
Research and development expenses	(11,640,243)	(7,382,507)
Total operating expenses	(18,961,490)	(27,813,387)

Operating income	76,861,291	33,715,521

Interest income	689,916	27,261
Interest expense	(1,810,566)	(1,268,654)
Foreign currency exchange gains (losses)	876,635	(49,047)
Government grant	154,742	3,237,574
Change in fair value of embedded derivative liability	295	8,646,351
Change in fair value of warrants liability	1,856,203	6,344,425
Other income	-	84,006,483
Other expense	-	(84,515,972)
Total non operating income, net	1,767,225	16,428,421
Income before income taxes	78,628,516	50,143,942
Income tax expense	(18,109,897)	(21,307,153)
Net income	60,518,619	28,836,789

Earnings per share of common stock:
Basic	1.17	0.58
Diluted	1.16	0.49

Net income	60,518,619	28,836,789

Other comprehensive income
Foreign currency translation adjustment, net of nil income taxes for the years ended December 31, 2011 and 2010, respectively	7,043,106	2,911,898

Comprehensive income	67,561,725	31,748,687

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Series B Preferred Stock		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Treasury Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
		US$		US$	US$	US$	US$	US$	US$
Balance at January 1, 2010	1,000,000	100	39,925,026	3,993	-	15,361,043	4,631,628	1,522,873	21,519,637
Net income	-	-	-	-	-	-	28,836,789	-	28,836,789
Other comprehensive income - Foreign currency translation adjustment, net of nil income taxes	-	-	-	-	-	-	-	2,911,898	2,911,898
Conversion of redeemable Series C convertible preferred stock into common stock	-	-	3,301,300	330	-	24,040,121	-	-	24,040,451
Stock based compensation	-	-	-	-	-	14,854,199	-	-	14,854,199
Issuance of common stock in cash, net of transaction costs	-	-	3,333,334	333	-	14,650,129	-	-	14,650,462
Contract settled in common stock	-	-	26,827	2	-	134,998	-	-	135,000
Dividends to redeemable Series C convertible preferred stockholders	-	-	-	-	-	-	(2,646,061)	-	(2,646,061)
Exercise of nonvested shares	-	-	942,024	94	-	(94)	-	-	-
Balance as of December 31, 2010	1,000,000	100	47,528,511	4,752	-	69,040,396	30,822,356	4,434,771	104,302,375
Net income	-	-	-	-	-	-	60,518,619	-	60,518,619
Other comprehensive income - Foreign currency translation adjustment, net of nil income taxes	-	-	-	-	-	-	-	7,043,106	7,043,106
Stock based compensation	-	-	-	-	-	649,265	-	-	649,265
Repurchase of common stock	-	-	(21,000)	-	(92,694)	-	-	-	(92,694)
Dividends to redeemable Series C convertible preferred stockholders	-	-	-	-	-	-	(120)	-	(120)
Stockholder contribution in connection with the issuance of Series D convertible preferred stock	-	-	-	-	-	1,501,000	-	-	1,501,000
Exercise of nonvested shares	-	-	19,856	2	-	(2)	-	-	-
Balance as of December 31, 2011	1,000,000	100	47,527,367	4,754	(92,694)	71,190,659	91,340,855	11,477,877	173,921,551

CHINA XD PLASTICS COMPANY LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010
	US$	US$
Cash flows from operating activities:
Net income	60,518,619	28,836,789
Adjustments to reconcile net income to net cash provided by operating activities:
Net provision for/(reversal of) doubtful accounts	83,157	(132,959)
Depreciation and amortization	5,142,889	3,327,755
Stock-based compensation expense	649,265	14,854,199
Change in fair value of embedded derivative liability	(295)	(8,646,351)
Change in fair value of warrants liability	(1,856,203)	(6,344,425)
Other income	-	(83,990,741)
Other expense	-	83,990,741
Foreign currency exchange loss, net	(876,635)	-
(Gain) loss on disposals of long-lived assets	(14,041)	522,073
Deferred income tax (benefit) expense	(465,163)	20,997,685
Change in operating assets and liabilities:
Restricted cash	(10,838,283)	-
Accounts receivable	(14,501,996)	(25,308,140)
Amounts due from a related party	(3,180)	(75,732)
Inventories	(17,836,035)	(6,106,915)
Prepaid expenses and other current assets	20,760,504	(10,565,851)
Other non-current assets	(264,662)	-
Bills payable	21,664,114	-
Accounts payable	(338,624)	(2,095,612)
Income tax payable	5,596,303	64,204
Accrued expenses and other current liabilities	(136,011)	1,194,828
Net cash provided by operating activities	67,283,723	10,521,548
Cash flows from investing activities:
Purchases of and deposits for property, plant and equipment and land use rights	(62,489,867)	(12,596,304)
Proceeds from disposal of equipment	107,223	330,760
Net cash used in investing activities	(62,382,644)	(12,265,544)
Cash flows from financing activities:
Proceeds from bank borrowings	30,639,246	20,685,078
Repayment of bank borrowings	(21,664,113)	(21,867,082)
Proceeds from an interest free loan provided by a related party	-	1,769,145
Repayment of an interest free loan provided by a related party	(1,769,145)	(221,616)
Dividends paid to Series C convertible preferred stockholders	(792,240)	(1,796,337)
Repurchase of treasury stock	(92,694)	-
Proceeds from issuance of Series D convertible preferred stock	100,000,000	-
Payment of issuance cost of Series D convertible preferred stock	(722,535)	-
Proceeds from issuance of common stock	-	18,821,504
Net cash provided by financing activities	105,598,519	17,390,692
Effect of foreign currency exchange rate changes on cash and cash equivalents	2,262,022	223,286
Net increase in cash and cash equivalents	112,761,620	15,869,982
Cash and cash equivalents at beginning of year	22,720,766	6,850,784
Cash and cash equivalents at end of year	135,482,386	22,720,766

Supplemental disclosure of cash flow information:
Interest paid	1,830,365	1,241,615
Income taxes paid	12,978,757	288,061
Non-cash investing and financing activities:
Conversion of Series C convertible preferred stock into common stock	-	24,040,121
Accrual for purchase of equipment	2,199,951	2,100,040
Settlement of accrual for purchase of equipment using bank acceptance notes	-	5,909,991
Contract settled in common stock	-	135,000
Accrual of issuance cost of Series D convertible preferred stock	200,000	-
Stockholder contribution in connection with the issuance of Series D convertible preferred stock (see note 13)	1,501,000	-

CHINA XD PLASTICS COMPANY LIMITED.

Reconciliation of Net Income to EBITDA

(Amounts expressed in United States dollars)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$18,506,294	$6,447,728	$60,518,619	$28,836,789
Interest expense	497,620	251,432	1,810,566	1,268,654
Income tax expense	6,342,045	21,122,253	18,109,897	21,307,153
Depreciation and amortization expense	1,282,151	845,611	5,142,889	3,327,755
EBITDA	26,628,110	28,667,024	85,581,971	54,740,351

CHINA XD PLASTICS COMPANY LIMITED.

Reconciliation of GAAP Net Income Available to Common Stockholders to Non-GAAP Adjusted Net Income Available to Common Stockholders*

(Amounts expressed in United States dollars, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net income available to common stockholders –GAAP	18,506,264	6,525,064	60,518,499	26,190,728
Change in fair value of warrants liability and embedded derivative liability	497,748	(10,493,826)	(1,856,498)	(14,990,776)
Deferred income tax expenses (benefit)	(118,087)	20,997,685	(465,163)	20,997,685
Share-based compensation	243,274	123,986	649,265	14,854,199
Adjusted Net Income Attributable to Common Stockholders – Non GAAP	19,129,199	17,152,909	58,846,103	47,051,836
Weighted average number of shares outstanding
Basic	47,527,367	46,187,931	47,280,468	43,822,914
Diluted	47,527,367	46,463,222	47,286,375	44,331,524
Basic	0.40	0.37	1.24	1.07
Diluted	0.40	0.37	1.24	1.06

*Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income

GAAP results for the three months and years ended December 31, 2011 and fiscal year 2010 include non-cash charges. To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of those items in this release. The calculation of earnings per share in this table does not take into consideration the effect of participating securities’ rights to undistributed earnings and hence differs from that applying the two-class method under US GAAP. The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.